                                                                                                                            Exhibit 99.1

macy's inc.

Contacts:

Media - Jim Sluzewski

 513/579-7764

Investor – Matt Stautberg

 513/579-7780

FOR IMMEDIATE RELEASE

FRANK BLAKE JOINS MACY'S, INC. BOARD OF DIRECTORS

CINCINNATI, Ohio, November 9, 2015 – Frank Blake, recently former chairman and chief executive officer of The Home Depot, has been elected to the Macy's, Inc. Board of Directors. Blake's election increases the size of the board to 14 members.

Blake, 66, was named Home Depot's chairman and chief executive officer in 2007 and served in that capacity until retiring as CEO in November 2014 and as chairman in February 2015. He joined Home Depot in 2002 as executive vice president for business development and corporate operations, with responsibility for real estate, store construction, credit services, strategic business development, growth initiatives, call centers and the home services business.

            "Frank Blake is an outstanding addition to Macy's, Inc.'s board, which is one of the strongest and most diverse in our industry," said Terry J. Lundgren, chairman and chief executive officer of Macy's, Inc. "Frank has deep operating experience and will be helpful as we seek continuous improvement in execution, especially in our stores organization. At Home Depot, he created a service culture and stressed employee engagement in leading one of America's largest retailers through a period of exceptional growth and success. Moreover, he is deeply experienced in corporate governance and the management of large and complex organizations. We look forward to his guidance and counsel as Macy's, Inc. pursues new directions in serving customers at a time of evolving shopping preferences and patterns."

            Prior to joining The Home Depot, Blake served as deputy secretary of the U.S. Department of Energy, where he managed operations, led policy decisions and oversaw a $19 billion budget. Previously, he served in a series of senior roles at General Electric, including senior vice president for corporate development and general counsel of GE Power Systems. Earlier in his career, Blake served as general counsel to the U.S. Environmental Protection Agency and deputy counsel to Vice President George H.W. Bush.

            Blake received his bachelor's degree from Harvard University and a law degree from Columbia University Law School.

Dividend Declared

The board of directors of Macy's, Inc. today declared a regular quarterly dividend of 36 cents per share on Macy's common stock, payable Jan. 4, 2016, to shareholders of record at the close of business on Dec. 15, 2015.

Macy's, Inc., with corporate offices in Cincinnati and New York, is one of the nation's premier retailers, with fiscal 2014 sales of $28.105 billion. The company operates approximately 900 stores in 45 states, the District of Columbia, Guam and Puerto Rico under the names of Macy's, Bloomingdale's, Bloomingdale's Outlet, Macy's Backstage and Bluemercury, as well as the macys.com, bloomingdales.com and bluemercury.com websites. Bloomingdale's in Dubai is operated by Al Tayer Group LLC under a license agreement.

All statements in this press release that are not statements of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of Macy's management and are subject to significant risks and uncertainties. Actual results could differ materially from those expressed in or implied by the forward-looking statements contained in this release because of a variety of factors, including conditions to, or changes in the timing of, proposed transactions, prevailing interest rates and non-recurring charges, competitive pressures from specialty stores, general merchandise stores, off-price and discount stores, manufacturers' outlets, the Internet, mail-order catalogs and television shopping and general consumer spending levels, including the impact of the availability and level of consumer debt, the effect of weather and other factors identified in documents filed by the company with the Securities and Exchange Commission.

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(NOTE: Additional information on Macy's, Inc., including past news releases, is available at www.macysinc.com/pressroom)